Exhibit 10.1

STANDSTILL AGREEMENT

This Standstill Agreement (“Agreement”), dated as of January 14, 2020 (“Effective Date”), is entered into between The McClatchy Company (“McClatchy” or “Company”) and the Pension Benefit Guaranty Corporation (“PBGC”, and together with the Company, the “Parties”).

Recitals

A. PBGC is a wholly owned United States government corporation and agency established under 29 U.S.C. § 1302(a) to administer the pension plan termination insurance program created by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1461 (2012 and Supp. V 2017) (“ERISA”).

B. McClatchy sponsors The McClatchy Company Retirement Plan (“Plan”), a single-employer defined benefit pension plan covered by Title IV of ERISA.

C. As of the Effective Date, McClatchy has made all legally-required contributions to the Plan.

D. On November 13, 2019, McClatchy announced a series of restructuring negotiations with key stakeholders, including (a) discussions with PBGC regarding a potential distress termination of the Plan under 29 U.S.C. § 1341(c) as an integral part of a restructuring of the Company and (b) discussions with the Company’s largest secured debt-holder, Chatham Asset Management (“Chatham”), regarding a restructuring of the Company’s balance sheet to allow the Company to continue in business.  Such discussions include the potential settlement of PBGC’s claims that would arise upon termination of the Plan (the “PBGC Settlement Discussions”).

E. Chatham, PBGC, and McClatchy have not yet reached agreement as to the terms of the Company’s restructuring.

F. Under 26 U.S.C. § 430(k) and 29 U.S.C. §1083(k), if the unpaid balance of required minimum funding contributions and interest under 26 U.S.C. §412 and 29 U.S.C. §1082 exceeds $1,000,000 as of a contribution due date, then a lien in the amount of such unpaid balance arises in favor of the Plan against all real and personal property and rights to property, if any, belonging to McClatchy and each member of the McClatchy’s controlled group within the meaning of 29 U.S.C. § 1301(a)(14) (such controlled group members, collectively, “ERISA Debtors”) (“430(k) Lien”).  Under 26 U.S.C. §430(k)(5) and 29 U.S.C. §1083(k)(5), any 430(k) Lien may be perfected and enforced only by PBGC or at the direction of PBGC.

G. On January 15, 2020, a required minimum funding contribution will come due to the Plan in an amount that exceeds $1,000,000.

H. The Parties have concluded that it would be beneficial to continue the PBGC Settlement Discussions.

NOW, THEREFORE, in consideration of the foregoing, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Incorporation by Reference.  The preamble and recitals set forth above constitute an integral part of this Agreement and are incorporated herein by this reference with the same force and effect as if set forth herein as agreements of the Parties.

2. Forbearance.  PBGC shall forbear from filing Notices of Federal Lien to perfect any 430(k) Lien against McClatchy or any of the ERISA Debtors during the period beginning on the Effective Date and ending on the earliest to occur of (a) February 18, 2020; (b) three Business Days after PBGC receives written notice from McClatchy that Chatham or McClatchy have terminated the PBGC Settlement Discussions; (c) three Business Days after McClatchy receives written notice from PBGC that PBGC has terminated the PBGC Settlement Discussions; (d) the filing by or against McClatchy or any ERISA Debtor of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding under domestic or international law; (e) the occurrence of any Loan Default; or (f) three Business Days after PBGC’s receipt of a Notice (as defined in Section 3 below).  For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, federal holiday or other day on which PBGC is authorized or required by law, executive order or government decree to be closed; and “Loan Default” means the acceleration by the lender, or its agent, of any amounts due under a loan document to which McClatchy is a party as a result of a default or event of default under such loan document, whether or not defined as a “Default” or “Event of Default” therein.

3. Notice.  McClatchy shall provide to PBGC a written notice of the occurrence of a Loan Default (“Notice”).  Such Notice shall be provided immediately upon the occurrence of, but in no event later than five days after the occurrence of, any Loan Default.

4. Governing Law.  Except to any extent preempted by United States federal law, the laws of the District of Columbia (without giving effect to its principles of conflicts of law) govern all matters relating to this Agreement.

5. Disputes.  Any dispute, controversy, proceeding or claim arising out of or relating to this Agreement (collectively, a “Dispute”) shall be brought exclusively in the United States District Court for the Middle District of California; provided, however, that if the Company seeks protection under the United States Bankruptcy Code, any Dispute shall be brought exclusively in the applicable United States Bankruptcy Court.

6. Entire Agreement.  This Agreement constitutes the entire and final agreement between the Parties with respect to the matters provided for herein and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the Parties relating to such subject matter.

7. Amendments.  This Agreement may be altered, amended, modified, or otherwise changed in any respect only by an instrument in writing signed by the Party against which enforcement of the same is sought.

8. Execution; Delivery.  This Agreement may be executed in one or more counterparts and by different Parties on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart by facsimile or emailed PDF file (to kkohn@groom.com for McClatchy; to kim.erin@pbgc.gov for PBGC) will be equally as effective as delivery of an original executed counterpart.

9. No Third-Party Beneficiaries Except the ERISA Debtors.  This Agreement is intended to be and is for the sole and exclusive benefit of McClatchy, the ERISA Debtors, PBGC, and their respective successors and assigns.  Nothing expressed or mentioned in or to be implied from this Agreement gives any other person or entity any legal or equitable right, remedy, or claim against the Parties under or in respect of this Agreement.

10. Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.  Nor will any rule of construction that favors a non-draftsman be applied.  A reference to any statute will be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.  Unless specifically otherwise provided or the context otherwise requires, the singular includes the plural and the plural the singular; the word “or” is deemed to include “and/or”, the words “including”, “includes” and “include” are deemed to be followed by the words “without limitation”; and references to sections or exhibits are to those of this Agreement containing such references.  Headings in this Agreement are included for convenience of reference only and shall not constitute a part hereof for any other purpose.

11. Authorization.  Each Party represents and warrants that it is authorized to enter into this Agreement.  Each signatory represents and warrants that he or she is authorized to execute this Agreement on behalf of the Party for whom he or she has signed.

12. No Admission of Liability.  The Parties acknowledge that this Agreement and the actions taken pursuant thereto do not constitute an acknowledgement or admission on the part of any Party of liability for any matter or precedent upon which liability may be assessed.

13. Notices.  All notices and other communications required under Sections 2 and 3 of this Agreement must be in writing, will be effective upon receipt and must be delivered via electronic mail as indicated below:

In the case of McClatchy, to:

Katie Kohn, Groom Law Group

kkohn@groom.com

Van C. Durrer, II, Skadden, Arps, Slate, Meagher & Flom LLP

Van.Durrer@skadden.com

In the case of PBGC to:

Kartar Khalsa, Office of General Counsel

khalsa.kartar@pbgc.gov

Erika Barnes, Office of General Counsel

barnes.erika@pbgc.gov

Erin Kim, Office of General Counsel

kim.erin@pbgc.gov

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

THE MCCLATCHY COMPANY
/s/Craig I. Forman
Name: Craig I. Forman Title: President & CEO

PENSION BENEFIT GUARANTY CORPORATION
/s/Adi Berger
Name: Adi Berger Title: Director, Corporate Finance & Restructuring Department

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